Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:	UK Media Contact:
Tommy Pruitt	James Palczynski	Nick Johnstone or Victoria Bailey
Senior Communications Director	Principal and Director	CMS Strategic
Force Protection, Inc.	ICR Inc.	Victoria.bailey@cmsstrategic.com
843.574.3866	203.682.8229	+44 (0)20 8748 9797

Force Protection Joint Venture Awarded $122.6 Million Wolfhound Contract by United Kingdom Ministry of Defence

– Force Protection and NP Aerospace Limited Launch Joint Venture –

–First Direct Commercial Sale to a Foreign Government of Force Protection Vehicle–

Ladson, SC (April 6, 2009) – Force Protection, Inc. (NASDAQ: FRPT) and NP Aerospace Limited, a subsidiary of The Morgan Crucible Company plc today jointly announced an award for 97 Wolfhound heavy tactical support vehicles including spares and support by the United Kingdom Ministry of Defence (UK MoD).  The approximate total value of the contract is $122.6 million.  Based on the successful Cougar/Mastiff vehicle platform, the Wolfhound provides survivable logistics support capability essential for mobile operations. It is a multi-mission adaptable platform that can be configured to address a wide range of support tasks. The award was made to a new Force Protection and NP Aerospace joint venture, Integrated Survivability Technologies Limited (IST).

The establishment of IST is intended to provide a single point of contact and design authority for all existing and future Force Protection business in the United Kingdom, including new projects, fleet upgrades and logistics support.

The Wolfhound award represents the first direct sale to an overseas government of a Force Protection product.  All previous Force Protection product orders for non-United States governments have been awarded through the United States Foreign Military Sales (FMS) program.

Michael Moody, Force Protection Chief Executive Officer, said, “We have established this partnership in the United Kingdom as the base for growing our business with the United Kingdom Ministry of Defence. We are confident that this new IST joint venture will provide maximum benefits and flexibility to our customer and the war fighter while providing Force Protection with important experience internationally in direct commercial contacts.”

Force Protection currently supplies mine resistant ambush protected vehicles to the UK MoD, which to date has ordered a total of 447 Force Protection Cougar Mastiff 6x6 and Ridgback 4x4 vehicles. The Cougar Mastiff vehicle has been in service with British forces since 2007.  In addition, 14 Force Protection Buffalo route clearance vehicles have also been ordered by the UK MoD. NP Aerospace has been carrying out the integration work on Mastiff and Ridgback vehicles in the United Kingdom.

Mike Linton, Managing Director of IST and previously Operations Director of NP Aerospace, said, “Force Protection and NP Aerospace have been working successfully to bring these vitally important vehicles into theatre. Our new, integrated operation here in the UK will bring tangible benefits in terms of an enhanced ability to tailor our vehicle solutions to customer needs. A direct commercial relationship with the companies working on the integration of Force Protection vehicles will also result in more efficient development and production programs, saving the customer both time and money.”

About Force Protection, Inc.

Force Protection, Inc. is a leading American designer, developer and manufacturer of survivability solutions, predominantly ballistic- and blast-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. Force Protection’s specialty vehicles, the Cougar, the

Force Dynamics, LLC

9801 Highway 78 Bldg 1

Ladson SC 29456

Buffalo and the Cheetah, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). Force Protection also is the developer and manufacturer of ForceArmor™, an armor package providing superior protection against explosively formed projectiles (EFPs), now available for a wide range of tactical-wheeled vehicles. Force Protection is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program. For more information about Force Protection and its vehicles, visit www.forceprotection.net.

About NP Aerospace

NP Aerospace is a composite technical moulding and vehicle integration business that develops, manufactures and markets ballistic protective and other composite products in the defence and civil sectors.  It is based in Coventry, UK with approximately 300 employees and has a strong position in the UK with the Ministry of Defence.  NP Aerospace has a high degree of experience and expertise in armour systems for military vehicle protection and has been responsible for integrating a significant number of vehicle systems, including Mastiff, used by the British Army.  In addition, NP Aerospace enjoys unique areas of application know-how in products such as personal body armour, military helmets, explosive ordnance suits and protective kits for a wide range of vehicles.

About The Morgan Crucible Company plc

The Morgan Crucible Company plc is an advanced material technology company that provides highly engineered solutions to its chosen markets.  Morgan has a global spread with manufacturing operations in more than 50 countries.   From medical instruments, aerospace, power generation and satellite communications to body armour, trains and fire protection systems: Morgan Crucible’s materials, technical and insulating ceramics and carbon, are fundamental components of many of the modern world’s sophisticated products.

About Integrated Survivability Technologies Limited

Integrated Survivability Technologies, Limited (IST) is a joint venture of Force Protection Advanced Solutions and NP Aerospace and is a United Kingdom company.

Force Protection, Inc. Safe Harbor Language

This press release contains forward looking statements that are not historical facts, including statements about Force Protection’s beliefs and expectations are forward-looking statements. These statements are based on beliefs and assumptions by Force Protection’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and Force Protection undertakes no obligation to update any of them publicly in light of new information or future events.  These include, but are not limited to, the benefits of Force Protection’s products to the United Kingdom Ministry of Defence, the effects of establishing direct commercial relationships, the success of Integrated Survivability Technologies Limited, and the ability to integrate Force Protection’s products with NP Aerospace.  A number of important factors could cause actual result to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to, Force Protection’s ability to fulfill the order for the Wolfhound vehicles on a timely basis,  Force Protection’s ability to effectively manage and grow Integrated Survivability Technologies Limited, Force Protection’s ability to manage its relationship with the United Kingdom Ministry of Defence and other strategic partners, Force Protection’s ability to effectively manage the risks in its business; the reaction of the marketplace to the foregoing; and other risk factors and cautionary statements listed in Force Protection’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008.

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